UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Fox (Aronson), Muriel
   Harleysville Group Inc.
   355 Maple Avenue
   Harleysville, PA  19438
2. Issuer Name and Ticker or Trading Symbol
   Harleysville Group Inc.
   HGIC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   4/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner ( ) Officer (give title below) (X) Other (specify below)
   Director of Parent Company
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |4/27/9|A   | |6,300             |A  |$7.50      |21,528.4386        |D     |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |1,230              |I     |By Trust                   |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Directors Stock Option|$7.50   |4/27/|M   | |1,260      |D  |5/23/|5/23/|Common Stock|1,260  |---    |            |D  |            |
 Plan - Right-to-Buy  |        |99   |    | |           |   |90   |00   |            |       |       |            |   |            |
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Directors Stock Option|$7.50   |4/27/|M   | |1,260      |D  |4/15/|5/23/|Common Stock|1,260  |---    |            |D  |            |
 Plan - Right-to-Buy  |        |99   |    | |           |   |91   |00   |            |       |       |            |   |            |
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Directors Stock Option|$7.50   |4/27/|M   | |1,260      |D  |4/15/|5/23/|Common Stock|1,260  |---    |            |D  |            |
 Plan - Right-to-Buy  |        |99   |    | |           |   |92   |00   |            |       |       |            |   |            |
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Directors Stock Option|$7.50   |4/27/|M   | |1,260      |D  |4/15/|5/23/|Common Stock|1,260  |---    |            |D  |            |
 Plan - Right-to-Buy  |        |99   |    | |           |   |93   |00   |            |       |       |            |   |            |
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Directors Stock Option|$7.50   |4/27/|M   | |1,260      |D  |4/15/|5/23/|Common Stock|1,260  |---    |10,000(1)   |D  |            |
 Plan - Right-to-Buy  |        |99   |    | |           |   |94   |00   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  Reflects 2 for 1 stock split on
10/6/97.
SIGNATURE OF REPORTING PERSON
/s/ Muriel Fox (Aronson)
DATE
5/3/99